Exhibit 5.1

Choate, Hall & Stewart LLP

2 International Place

Boston, MA 02110

October 4, 2006

L-1 Identity Solutions, Inc.

177 Broad Street

Stamford, Connecticut 06901

Re: Registration Statement on Form S-8

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by L-1 Identity Solutions, Inc. (the “Company”) on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 493,160 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) issuable pursuant to the 1996 Directors Stock Option Plan and the 1996 Management Stock Option Plan. Of those shares, (a) 16,000 represent an increase in the number of shares issuable under the 1996 Directors Stock Option Plan and (b) 477,160 represent an increase in the number of shares issuable under the 1996 Management Stock Option Plan.

We are counsel to the Company and have examined original or certified copies of the Company’s Restated Articles of Organization, as amended, the Company’s Amended and Restated Bylaws, and such other certificates, documents, records and materials as we have deemed necessary in connection with this opinion letter. We have relied, without independent investigation, upon a certificate of an officer of the Company with respect to certain factual matters relevant to this opinion letter.

Based upon and subject to the foregoing, we are of the opinion that the Shares proposed to be issued by the Company pursuant to the 1996 Directors Stock Option Plan and the 1996 Management Stock Option Plan will be, upon receipt of the consideration for which the Board of Directors of the Company has authorized the issuance of such Shares thereunder, validly issued, fully paid and nonassessable after issuance of such Shares in accordance with the terms of the Plan.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ CHOATE, HALL & STEWART LLP

CHOATE, HALL & STEWART LLP